Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations
Elisabeth Heiss, Manager, Investor Relations
(617) 219-1440

Government Properties Income Trust Announces 2012 Second Quarter Results

Newton, MA (August 2, 2012): Government Properties Income Trust (NYSE: GOV) today announced its financial results for the quarter and six months ended June 30, 2012.

Results for the Quarter Ended June 30, 2012:

Normalized funds from operations, or Normalized FFO, for the quarter ended June 30, 2012 were $24.4 million, or $0.52 per share, compared to Normalized FFO for the quarter ended June 30, 2011 of $21.0 million, or $0.52 per share.

Net income was $12.0 million, or $0.25 per share, for the quarter ended June 30, 2012 compared to $10.9 million, or $0.27 per share, for the same quarter last year.

GOV’s weighted average number of common shares outstanding was 47.1 million and 40.5 million for the quarters ended June 30, 2012 and 2011, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, and Normalized FFO for the quarters ended June 30, 2012 and 2011 appears later in this press release.

Results for the Six Months Ended June 30, 2012:

Normalized FFO for the six months ended June 30, 2012 were $49.5 million, or $1.05 per share, compared to Normalized FFO for the six months ended June 30, 2011 of $40.5 million, or $1.00 per share.

Net income was $25.0 million, or $0.53 per share, for the six months ended June 30, 2012 compared to $21.2 million, or $0.52 per share, for the same period last year.

GOV’s weighted average number of common shares outstanding was 47.1 million and 40.5 million for the six months ended June 30, 2012 and 2011, respectively.

A reconciliation of net income determined according to GAAP to FFO and Normalized FFO for the six months ended June 30, 2012 and 2011 appears later in this press release.

Recent Investment Activities:

Since April 1, 2012, GOV has acquired seven properties for an aggregate purchase price of $125.2 million, excluding acquisition costs, as follows:

•                  In June 2012, GOV acquired two previously disclosed office properties located in Everett, WA with 111,908 rentable square feet.  These properties are 100% leased to the State of Washington and occupied by the Department of Social and Health Services.  The purchase price was $20.4 million, excluding acquisition costs.

•                  Also in June 2012, GOV acquired a previously disclosed office property located in Albany, NY with 64,000 rentable square feet.  This property is 100% leased to the State of New York and occupied by the Department of Agriculture.  The purchase price was $8.5 million, excluding acquisition costs.

•                  In July 2012, GOV acquired a previously disclosed office property located in Stockton, CA with 22,012 rentable square feet.  This property is 100% leased to the U.S. Government and occupied by the Department of Immigration and Customs Enforcement.  The purchase price was $8.3 million, excluding acquisition costs.

•                  Also in July 2012, GOV acquired office properties located in each of Atlanta, GA and Jackson, MS and an office warehouse property located in Ellenwood, GA with a combined total of 552,571 rentable square feet.  These properties are 100% leased to the U.S. Government and occupied by the Department of Homeland Security, Immigration and Customs Enforcement, the Federal Bureau of Investigation and the National Archives and Records Administration, respectively.  The aggregate purchase price was $88.0 million, excluding acquisition costs.

•                  As previously disclosed, in April 2012, GOV entered into an agreement to acquire an office property located in Madison, WI with 56,889 rentable square feet.  This acquisition was subject to GOV’s satisfactory completion of diligence and in May 2012 GOV terminated the acquisition agreement.

Conference Call:

On Thursday, August 2, 2012, at 1:00 p.m. Eastern Time, David Blackman, President and Chief Operating Officer, and Mark Kleifges, Treasurer and Chief Financial Officer, will host a conference call to discuss the second quarter 2012 results.

The conference call telephone number is (800) 260-8898.  Participants calling from outside the United States and Canada should dial (612) 332-0634.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through 11:59 p.m. Eastern Time on August 9, 2012.  To hear the replay, dial (320) 365-3844.  The replay pass code is 252614.

A live audio webcast of the conference call will also be available in a listen only mode on GOV’s website, which is located at www.govreit.com.  Participants wanting to access the webcast should visit GOV’s website about five minutes before the call.  The archived webcast will be available for replay on GOV’s website for about one week after the call.  The recording and retransmission in any way of GOV’s second quarter conference call is strictly prohibited without the prior written consent of GOV.

Supplemental Data:

A copy of GOV’s Second Quarter 2012 Supplemental Operating and Financial Data is available for download at GOV’s website, www.govreit.com. GOV’s website is not incorporated as part of this press release.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties located throughout the United States which are majority leased to the U.S. Government and other government tenants.  As of June 30, 2012, GOV owned 74 properties with approximately 9.1 million rentable square feet.  GOV is headquartered in Newton, Massachusetts.

Please see the following pages for a more detailed statement of GOV’s operating results and financial condition and for an explanation of our calculation of FFO and Normalized FFO.

GOVERNMENT PROPERTIES INCOME TRUST

CONDENSED CONSOLIDATED STATEMENTS OF INCOME, FUNDS FROM OPERATIONS AND

NORMALIZED FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Rental income	$50,273	$42,107	$100,728	$81,335

Expenses
Real estate taxes	5,949	4,637	11,482	9,094
Utility expenses	3,870	3,540	7,705	7,047
Other operating expenses	9,325	7,260	18,178	14,181
Depreciation and amortization	12,153	9,097	24,225	17,483
Acquisition related costs	245	1,009	294	1,838
General and administrative	2,719	2,566	5,758	4,909
Total expenses	34,261	28,109	67,642	54,552

Operating income	16,012	13,998	33,086	26,783

Interest and other income	6	20	14	35
Interest expense (including net amortization of debt premiums and deferred financing fees of $335, $262, $659 and $521 respectively)	(4,096)	(3,076)	(8,119)	(5,613)
Equity in earnings of an investee	76	46	121	83

Income before income tax expense	11,998	10,988	25,102	21,288

Income tax expense	(44)	(56)	(89)	(102)
Net income	$11,954	$10,932	$25,013	$21,186

Calculation of Funds from Operations (FFO) and Normalized FFO(1)
Net income	$11,954	$10,932	$25,013	$21,186
Plus: depreciation and amortization	12,153	9,097	24,225	17,483
FFO	24,107	20,029	49,238	38,669
Plus: acquisition related costs	245	1,009	294	1,838
Normalized FFO	$24,352	$21,038	$49,532	$40,507

Weighted average common shares outstanding	47,098	40,506	47,075	40,503

Per common share
Net income	$0.25	$0.27	$0.53	$0.52
FFO	$0.51	$0.49	$1.05	$0.95
Normalized FFO	$0.52	$0.52	$1.05	$1.00

(1)  We calculate Funds from Operations, or FFO, and Normalized FFO as shown above.  FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization.  Our calculation of Normalized FFO differs from NAREIT’s definition of FFO because we exclude acquisition related costs.  We consider FFO and Normalized FFO to be appropriate measures of performance for a REIT, along with net income, operating income and cash flow from operating, investing and financing activities.  We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO can facilitate a comparison of operating performances between periods.  FFO and Normalized FFO are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders.  Other factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility agreement and term loan agreement, the availability of debt and equity capital to us and our expectation of our future capital requirements and operating performance.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  We believe that FFO and Normalized FFO may facilitate an understanding of our consolidated historical operating results.  These measures should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in our Condensed Consolidated Statements of Income and Condensed Consolidated Statements of Cash Flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

GOVERNMENT PROPERTIES INCOME TRUST

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

Real estate properties:
Land	$228,824	$224,674
Buildings and improvements	1,147,361	1,129,994
	1,376,185	1,354,668
Accumulated depreciation	(164,890)	(156,618)
	1,211,295	1,198,050

Acquired real estate leases, net	110,805	117,596
Cash and cash equivalents	1,394	3,272
Restricted cash	3,970	1,736
Rents receivable, net	27,086	29,000
Deferred leasing costs, net	3,498	3,074
Deferred financing costs, net	6,624	5,550
Other assets, net	18,152	10,297
Total assets	$1,382,824	$1,368,575

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unsecured revolving credit facility	$27,000	$345,500
Unsecured term loan	350,000	—
Mortgage notes payable	94,271	95,383
Accounts payable and accrued expenses	19,652	20,691
Due to related persons	2,878	4,071
Assumed real estate lease obligations, net	10,721	11,262
Total liabilities	504,522	476,907

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 70,000,000 shares authorized, 47,099,971 and 47,051,650 shares issued and outstanding, respectively	471	471
Additional paid in capital	936,603	935,438
Cumulative net income	112,346	87,333
Cumulative other comprehensive income	73	77
Cumulative common distributions	(171,191)	(131,651)
Total shareholders’ equity	878,302	891,668

Total liabilities and shareholders’ equity	$1,382,824	$1,368,575